Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Weyerhaeuser Company:

We consent to the use of our reports dated February 22, 2012, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, cash flows, changes in equity and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

We consent to the use of our reports of the Weyerhaeuser Hourly 401(k) Plan and the Weyerhaeuser Salaried and NORPAC 401(k) Plan, dated June 20, 2012, with respect to the statements of net assets available for benefits as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the year ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
July 20, 2012